Exhibit 10.3

[FORM OF]

BONUS AGREEMENT

This BONUS AGREEMENT (this “Agreement”) is entered into as of this [    ] day of [                    ], 20    , by and between [                    ], a [                    ] (the “Company”) and [                    ] (“Employee”), on the following terms and conditions:

1.	The Company shall pay Employee a cash bonus (payable over time as set forth herein) (the “Bonus”) in an aggregate amount up to $ . Employee agrees and acknowledges that Employee will not be entitled to receive the Bonus (or such portion of the Bonus which has not been paid) if Employee (i) for whatever reason is no longer an employee of the Company or its subsidiaries or (ii) breaches or violates any of the terms or provisions of this Agreement, or any grant agreement whereby the Company or any of its affiliates granted (or in the future grants) options or other securities to Employee, which such breach or violation, if capable of being cured in accordance with the terms of this Agreement or any other grant agreement, is not cured within the applicable cure period set forth in the Agreement or other grant agreement; provided, that, Employee shall be eligible to receive the portion of the Bonus described in Section 2(f) following Employee’s death, Disability (as defined below) or involuntary termination of employment without Cause (as defined below).

2.	The Bonus shall be payable, subject to the terms hereof, as follows:

(a)	Within ten (10) days after the date hereof, the Company shall pay Employee $ .

(b)	Within ten (10) days after [ ], 20 , the Company shall pay Employee $ .

(c)	Within ten (10) days after [ ], 20 , the Company shall pay Employee $ .

(d)	If Employee is an employee of the Company or its subsidiaries on the date immediately preceding a Change in Control, as soon as practicable after the occurrence of a Change in Control (as defined below), but in no event later than 30 days following a Change in Control, the Company shall pay Employee (regardless of whether he is then employed by the Company or its subsidiaries on the payment date) any unpaid portion of the Bonus set forth in Sections 2(a), 2(b) and 2(c).

(e)	If Employee is an employee of the Company or its subsidiaries on the date immediately preceding a Change in Control, in addition to any amounts payable to Employee pursuant to Section 2(d) above, as soon as practicable after the occurrence of a Change in Control, but in no event later than 30 days following the Change in Control, the Company shall pay Employee (regardless of whether he is then employed by the Company or its subsidiaries on the payment date) an amount equal to the sum of:

(i)	(A) $ , less (B) the amount, if any, by which $ is greater than the product of (x) the fair market value of a share of the Company’s common stock (the “Company Common Stock”) on the date of the Change in Control as determined in accordance with Section 21(h) of the Company’s 2005 Stock Option Plan, multiplied by (y) [ ];

(ii)	(A) $ , less (B) the amount, if any, by which $ is greater than the product of (x) the fair market value of a share of Company Common Stock on the date of the Change in Control as determined in accordance with Section 21(h) of the Company’s 2005 Stock Option Plan, multiplied by (y) [__] and

(iii)	(A) $ , less (B) the amount, if any, by which $ is greater than the product of (x) the fair market value of a share of Company Common Stock on the date of the Change in Control as determined in accordance with Section 21(h) of the Company’s 2005 Stock Option Plan, multiplied by (y) [__]; and

(iv)	(A) $ , less (B) the amount, if any, by which $ is greater than the product of (x) the fair market value of a share of Company Common Stock on the date of the Change in Control as determined in accordance with Section 21(h) of the Company’s 2005 Stock Option Plan, multiplied by (y) [__].

For the avoidance of doubt, Employee shall not be entitled to any amounts pursuant to this Section 2(e) if Employee receives amounts pursuant to Section 2(f).

(f)	In addition to any amounts payable to Employee pursuant to Section 2(d) above and if a Change in Control has not yet occurred:

(i)	Upon the earlier of Employee’s involuntary termination of employment without Cause, death or Disability (each, a “Payment Event”), or [ ] (the date the option granted to Employee on [ ] (“Option Grant 1”) expires (the “Option Grant 1 Expiration Date”)) [Insert the original grant date of Option Grant 1 and the expiration date of such option.], concurrent with and subject to Employee’s exercise of the entire vested portion of Option Grant 1, the Company shall pay Employee an amount equal to (A) $ , less (B) the amount, if any, by which $ is greater than the product of (x) the fair market value of a share of Company Common Stock on the Option Grant 1 Expiration Date or the Payment Event, as applicable, as determined in accordance with Section 21(h) of the Company’s 2005 Stock Option Plan, multiplied by (y) [__], and, in the case of a Payment Event that occurs before an Employee is fully vested in the Shares subject to Option Grant 1, multiplied by (C) a percentage equal to the vested percentage of Option Grant 1 as of the Payment Event.

(ii)

Upon the earlier of a Payment Event ,or [                    ] (the date the option granted to Employee on [                    ] (“Option Grant 2”) expires (the “Option Grant 2 Expiration Date”)) [Insert the original grant date of Option Grant 2 and the expiration date of such option.], concurrent with and subject to Employee’s exercise of the entire vested portion of Option Grant 2, the Company shall pay Employee an amount equal to (A) $                    , less (B) the amount, if any, by which $                     is greater than the product of (x) the fair market value of a share of Company Common Stock on the Option Grant 2 Expiration Date or the Payment Event, as applicable, as determined in accordance with Section 21(h) of the Company’s 2005 Stock Option Plan, multiplied by (y) [    ],

and, in the case of a Payment Event that occurs before an Employee is fully vested in the Shares subject to Option Grant 2, multiplied by (C) a percentage equal to the vested percentage of Option Grant 2 as of the Payment Event.

(iii)	Upon the earlier of Employee’s involuntary termination of employment without Cause, death or Disability (each, a “Payment Event”), or [ ] (the date the option granted to Employee on [ ] (“Option Grant 3”) expires (the “Option Grant 3 Expiration Date”)) [Insert the original grant date of Option Grant 3 and the expiration date of such option.], concurrent with and subject to Employee’s exercise of the entire vested portion of Option Grant 3, the Company shall pay Employee an amount equal to (A) $ , less (B) the amount, if any, by which $ is greater than the product of (x) the fair market value of a share of Company Common Stock on the Option Grant 1 Expiration Date or the Payment Event, as applicable, as determined in accordance with Section 21(h) of the Company’s 2005 Stock Option Plan, multiplied by (y) [__], and, in the case of a Payment Event that occurs before an Employee is fully vested in the Shares subject to Option Grant 3, multiplied by (C) a percentage equal to the vested percentage of Option Grant 3 as of the Payment Event.

(iv)	Upon the earlier the occurrence of a Payment Event, or [ ] (the date the option granted to Employee on [ ] (“Option Grant 4”) expires (the “Option Grant 4 Expiration Date”)) [Insert the original grant date of Option Grant 4 and the expiration date of such option.], concurrent with and subject to Employee’s exercise of the entire vested portion of Option Grant 4, the Company shall pay Employee an amount equal to (A) $ , less (B) the amount, if any, by which $ is greater than the product of (x) the fair market value of a share of Company Common Stock on the Option Grant 4 Expiration Date or the Payment Event, as applicable, as determined in accordance with Section 21(h) of the Company’s 2005 Stock Option Plan, multiplied by (y) [__], and, in the case of a Payment Event that occurs before an Employee is fully vested in the Shares subject to Option Grant 4, multiplied by (C) a percentage equal to the vested percentage of Option Grant 4 as of the Payment Event.

In connection with the occurrence of a Payment Event and notwithstanding anything to the contrary in this Section 2(f), Employee shall not be entitled to payment of the amounts pursuant to this Section 2(f) upon the occurrence of such Payment Event unless Employee exercises the entire vested and unexercised portion of Option Grant 1, Option Grant 2, Option Grant 3 and Option Grant 4. For the avoidance of doubt, Employee shall not be entitled to any amounts pursuant to this Section 2(f) if Employee receives amounts pursuant to Section 2(e).

(g)	For purposes of this Agreement, “Cause” shall mean Cause as defined in the Company’s 2005 Stock Option Plan.

(h)	For purposes of this Agreement, “Change in Control” shall mean (i) any consolidation, merger or other transaction in which the Company is not the surviving entity (other than any such transaction for the purposes of changing the Company’s domicile or form of organization) or which results in the acquisition of all or substantially all of the outstanding shares of Company Common Stock by a single person or entity or by a group of persons or entities acting in concert or (ii) any sale or other transfer or disposition of all or substantially all of the Company’s assets (excluding, however, for this purpose any real estate “sale-lease back” transaction); provided, however, that the term “Change in Control” shall not include transactions either (x) with affiliates of the Company or Sun Capital Partners, Inc. (“Sun”) (as determined by the Company’s Board of Directors in its sole discretion), (y) pursuant to which more than fifty percent (50%) of the shares of voting stock of the surviving or acquiring entity is owned and/or controlled (by agreement or otherwise), directly or indirectly, by Sun or its affiliates, or (z) in connection with which the consideration paid to the Company or to its stockholders, as the case may be, does not consist primarily of cash (as determined by the Company’s Board of Directors in its sole discretion); provided, further, however, that a transaction shall not constitute a Change in Control unless the transaction also constitutes a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the Company’s assets, within the meaning of Section 409A(a)(2)(A)(v) of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations or other published guidance (including, without limitation, Treasury Regulation Section 1.409A-3) promulgated thereunder.

(i)	For purposes of this Agreement, “Disability” shall mean Disability as defined in the Company’s 2005 Stock Option Plan.

(j)	In the event it shall be determined that any payment by the Company in connection with a Change in Control to or for the benefit of Employee (whether paid or payable pursuant to the terms of this Agreement or otherwise) (a “Payment”) would be nondeductible by the Company for Federal income tax purposes because of Section 280G of the Code, the Company shall make reasonable efforts to obtain shareholder approval of the Payment as described in Section 280G(b)(5)(B) of the Code (“Shareholder Approval”). Anything in this Agreement to the contrary notwithstanding, in the event that the Company is unable to obtain Shareholder Approval, then the amount payable to Employee hereunder shall be reduced to the Reduced Amount (as hereinafter defined). The “Reduced Amount” shall be that amount which maximizes the Payment amount hereunder without causing any Payment to be nondeductible by the Company because of Section 280G of the Code.

3.	The permitted payment events specified in Section 2 are intended to comply with the provisions of Section 409A(a)(2) of the Code. The Company may make any changes to this Agreement it determines in its sole discretion are necessary to comply with the provisions of Code Section 409A and any final, proposed, or temporary regulations or any other guidance issued thereunder without the consent of Employee.

4.	The Company, or its designated paying agent, may withhold from any amounts payable to Employee under this Agreement such foreign, federal, state, local and other taxes as may be required to be withheld pursuant to any applicable law or regulation. Other than in respect of amounts withheld in accordance with the preceding sentence, Employee agrees and acknowledges that Employee is solely responsible for all of the tax obligations and consequences stemming from the Agreement (including, without limitation, any tax consequences arising under Section 409A of the Code) and that the Company has no responsibility for any such tax obligations or consequences.

5.	Employee agrees to abide by and hereby reaffirms the covenants and agreements set forth in this Agreement, any grant agreement whereby the Company or any of its affiliates granted options or other securities to Employee; and agrees that this Agreement constitutes additional consideration in support of such covenants and agreements.

6.	This Agreement is legally binding on the parties and their respective successors and assigns. It may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. It constitutes the entire agreement and understanding of the parties with respect to the subject matter hereof, and supersedes and preempts any prior written or oral agreements understandings, or representations with respect thereto. Except as set forth herein, the terms and provisions of this Agreement cannot be terminated, modified or amended except in a writing signed by the party against whom enforcement is sought. This Agreement shall be governed by, and construed and, except as set forth in the second to last sentence of this paragraph, interpreted in accordance with, the laws of the State of Delaware, and any suit, action or proceeding arising out of or relating to this Agreement shall be commenced and maintained in any court of competent subject matter jurisdiction located in Wilmington, Delaware. In any suit, action or proceeding arising out of or in connection with this Agreement, the prevailing party shall be entitled to recover from the other party, upon final judgment on the merits, all attorneys’ fees and disbursements actually billed to such party, including all such fees and disbursements incurred at trial, during any appeal or during negotiations. None of Employee’s rights under this Agreement may be transferred, assigned, pledged or encumbered. Any ambiguity with respect to any term of this Agreement or any interpretation thereof shall be resolved in the sole discretion of the Company’s Board of Directors. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY LITIGATION, ACTION, PROCEEDING, CROSS-CLAIM, OR COUNTERCLAIM IN ANY COURT (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF, RELATING TO OR IN CONNECTION WITH (i) THIS AGREEMENT OR THE VALIDITY, PERFORMANCE, INTERPRETATION, COLLECTION OR ENFORCEMENT HEREOF OR (ii) THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, AUTHORIZATION, EXECUTION, DELIVERY, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

7.	Employee agrees and acknowledges that nothing in this Agreement shall confer upon Employee any right to continue in the employ of the Company or any of its subsidiaries or affiliates, or interfere in any way with any right of the Company or any of its subsidiaries or affiliates to terminate such employment at any time for any reason whatsoever (whether for cause or without cause) without liability to the Company or any of its subsidiaries or affiliates.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

Accepted and Agreed:	[COMPANY]

By:
[ ]	Name:
Title: